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                                                  CONTACT: Whirlpool Corporation
                                                  Media: Tom Kline, 269/923-3738
                                              thomas_e_kline@email.whirlpool.com
                                        Financial: Thomas Filstrup, 269/923-3189
                                           thomas_c_filstrup@email.whirlpool.com


             WHIRLPOOL CORP. TO RECOGNIZE CHARGE FOR AIRCRAFT LEASE
                       ASSETS IN DISCONTINUED OPERATIONS

                   United Airlines Bankruptcy Reduces Value of
                       Whirlpool's Leveraged Lease Assets

   $68 Million Charge to Discontinued Operations in Fourth Quarter Consistent
               with the Company's Disclosure in Third Quarter 2002

BENTON HARBOR, Mich., Jan. 16, 2003-Whirlpool Corporation (NYSE: WHR) today announced that the company, consistent with its August 2002 disclosure, will recognize a non-cash charge of approximately $68 million, or $43 million after tax, related to aircraft lease assets in discontinued operations. Whirlpool previously disclosed that these assets could be reduced in value if UAL Corp. filed for bankruptcy protection. The fourth-quarter charge to discontinued operations is estimated at approximately $0.62 per diluted share and will have no impact on Whirlpool's appliance business.

       In addition, Whirlpool will accelerate the payment of up to $49 million in long-term deferred income taxes related to the lease assets. For 2003, the payments will be sourced from the company's cash flow, but have no impact on earnings.

       The aircraft leases are part of a Whirlpool subsidiary's leveraged lease portfolio in discontinued operations. The portfolio is part of Whirlpool Financial Corporation, the financial services subsidiary whose operations were discontinued in 1997.

       Whirlpool Corporation is the world's leading manufacturer and marketer of major home appliances, with annual sales of over $11 billion, 65,000 employees, and nearly 50 manufacturing and technology research centers around the globe. The company markets Whirlpool, KitchenAid, Brastemp, Bauknecht, Consul and other major brand names to consumers in more than 170 countries. Additional information about the company can be found on the Internet at www.whirlpoolcorp.com.

       This news release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the expected appliance industry results for 2003 noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors are listed in the company's most recently filed Form 10-Q and/or Form 10-K.

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